Filed Pursuant to Rule 433

Registration No. 333-266775

Pricing Term Sheet

June 20, 2025

Issuer:	American Honda Finance Corporation

Security:	Floating Rate Medium-Term Notes, Series A

Issuer Senior Long-Term Debt Ratings*:	Moody’s Investors Service, Inc.: A3 (stable outlook) Standard & Poor’s Ratings Services: A- (negative outlook)

CUSIP/ISIN:	02665WGC9/ US02665WGC91

Trade Date:	June 20, 2025

Original Issue Date:	June 24, 2025 (T+2**)

Stated Maturity Date:	July 15, 2026

Principal Amount:	$500,000,000

Interest Category:	Regular Floating Rate Note

Interest Rate Basis:	Compounded SOFR

Initial Interest Rate:	The initial interest rate will be based on Compounded SOFR determined on October 10, 2025 plus the Spread, accruing from June 24, 2025

Minimum Interest Rate:	0.000%

Initial Interest Reset Date:	October 15, 2025

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Interest Reset Date

Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Stated Maturity Date).

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.

Interest Payment Frequency:	Quarterly

Interest Payment Dates:	Each January 15, April 15, July 15, October 15, beginning on October 15, 2025 (long first coupon) and ending on the Stated Maturity Date

Spread:	+65 bps

Designated Currency:	U.S. dollars

Price to Public:	100.000%

Commission:	0.05%

Net Proceeds to Issuer:	99.950% / $499,750,000

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following (adjusted); provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest that is due on the Stated Maturity Date will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Record Dates:	15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent:	Deutsche Bank Trust Company Americas

Business Days:	New York and U.S. Government Securities Business Day

Minimum Denominations:	$2,000 and $1,000 increments thereafter

Agent:	TD Securities (USA) LLC

DTC Number:	2568

*	A securities rating is not a recommendation to buy, sell or hold securities and may be changed or withdrawn at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before settlement will be required, by virtue of the fact that the Notes initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) on the basis that the solicitation for subscription of the Notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA and Article 10 of the Ministerial Ordinance Concerning Definitions. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the Notes shall be notified that it may transfer the Notes only to another QII. Any QII who acquires the Notes shall be deemed to have agreed to such transfer restriction.

Accordingly, the Notes have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except in a private placement to QIIs as described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the time of such offering or sale.

This term sheet supplements the prospectus supplement dated August 8, 2024 and the related prospectus dated August 11, 2022; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned prospectus and prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the aforementioned prospectus, the prospectus supplement and the applicable pricing supplement if you request them by calling TD Securities (USA) LLC toll-free at 1-855-495-9846.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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